Exhibit 4.1

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE dated as of March 12, 2015 among SPANSION LLC, a Delaware limited liability company (the “Issuer”), SPANSION INC., a Delaware corporation (the “Company”), SPANSION TECHNOLOGY LLC, a Delaware limited liability company (“Spansion Technology,” and together with the Company and any other Person that Guarantees the Notes from time to time, the “Guarantors”), CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation (“Cypress”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Company, Spansion Technology and the Trustee are parties to an Indenture, dated as of August 26, 2013 (the “Indenture” and together with this First Supplemental Indenture, the “Supplemented Indenture”), pursuant to which the Issuer issued its 2.00% Exchangeable Senior Notes due 2020 (the “Notes”);

WHEREAS, the Company entered into an Agreement and Plan of Merger and Reorganization, dated as of December 1, 2014 (the “Merger Agreement”) by and among the Company, Cypress, and Mustang Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Cypress (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company (the “Merger”), and the Company will continue as the surviving corporation in the Merger and a wholly owned subsidiary of Cypress;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger, each share of Class A common stock, par value $0.001 per share, of the Company (the “Spansion Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than the shares of Spansion Common Stock held by the Company, Merger Sub, Cypress, or any direct or indirect wholly owned subsidiary of Cypress or the Company) will be converted into the right to receive 2.457 shares of Common Stock, par value $0.01 per share, of Cypress (the “Cypress Common Stock”);

WHEREAS, Section 10.05(b) of the Indenture provides that upon the occurrence of any consolidation, merger, or combination involving the Company, as a result of which the Spansion Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (a “Merger Event”), then, at and after the effective time of the transaction, the right to exchange each $1,000 principal amount of Notes will be changed into a right to exchange such principal amount of Notes into, in lieu of Spansion Common Stock, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Spansion Common Stock equal to the Exchange Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) upon such transaction;

WHEREAS, Cypress desires to fully and unconditionally guarantee all of the payment obligations of the Company and the Issuer under the Notes and the Indenture so as to make available the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(9) of the Act and Rule 144(d)(3)(ii) of the Act, in each case, for shares of Cypress Common Stock delivered upon exchange of the Notes following the Merger;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Guarantors and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, (i) adding guarantee obligations with respect to the Notes, (ii) making any change that does not adversely affect the interests of the Holders in any respect, or (iii) in connection with any Merger Event, providing that the Notes become exchangeable, subject to the provisions of Section 10.01(c) of the Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 5.04 and 12.04 of the Indenture;

WHEREAS, this Supplemental Indenture shall not result in a material modification of the Notes for purposes of the Foreign Account Tax Compliance Act or FATCA; and

WHEREAS, the Issuer, the Guarantors and Cypress have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors, Cypress and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions in the Supplemental Indenture. A term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

EFFECT OF MERGER ON EXCHANGE RIGHT

Section 2.01. Exchange Right. The Company and Cypress expressly agree that, in accordance with Section 10.05(b) of the Indenture, at and after the effective time of the Merger, the Holder of each Note that was outstanding as of the effective time of the Merger shall have the right to exchange, subject to the provisions of Section 10.01(c) of the Indenture, each $1,000 principal amount of such Note for the number of shares of Cypress Common Stock that a Holder of a number of shares of Spansion Common Stock equal to the Exchange Rate immediately prior to the effective time of the Merger would have been entitled to receive upon the Merger. For purposes of this Supplemental Indenture, “Reference Property” and “unit of Reference Property,” as defined in the Indenture, means Cypress Common Stock and 2.457 shares of Cypress Common Stock, respectively, and the initial Exchange Rate immediately following the Merger will be 177.1323 shares of Cypress Common Stock.

ARTICLE 3

CYPRESS GUARANTEE

Section 3.01. Guarantee. Subject to the provisions of this Article 3, Cypress hereby irrevocably and unconditionally guarantees, jointly and severally, on a senior unsecured basis, to the Holders and to the Trustee the full and punctual payment (whether at stated maturity, by declaration of acceleration, upon required repurchase or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuer under this Indenture. Upon failure by the Issuer to pay punctually any such amount, Cypress shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Indenture.

Section 3.02. Guarantee Unconditional. The obligations of Cypress hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under this Indenture or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in this Supplemented Indenture or any Note;

(d) the existence of any claim, set-off or other rights which Cypress may have at any time against the Issuer, the Trustee or any other Person, whether in connection with this Supplemented Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Issuer for any reason of this Supplemented Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Note or any other amount payable by the Issuer under this Supplemented Indenture; or

(f) any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Cypress’ obligations hereunder.

Section 3.03. Discharge; Reinstatement. Cypress’ obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuer under this Supplemented Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuer under this Supplemented Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, Cypress’ obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 3.04. Waiver by the Guarantor. Cypress irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person.

Section 3.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under this Article, Cypress will be subrogated to the rights of the payee against the Issuer with respect to such obligation, provided that Cypress may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor, with respect to such payment so long as any amount payable by the Issuer hereunder or under the Notes remains unpaid.

Section 3.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuer under this Supplemented Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by Cypress hereunder forthwith on demand by the Trustee or the Holders.

Section 3.07. Execution and Delivery of Guarantee. The execution by Cypress of this Supplemental Indenture evidences the Note Guarantee of Cypress, whether or not the person signing as an officer of Cypress still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Supplemented Indenture on behalf of Cypress.

Section 3.08. Release of Guarantee. The Note Guarantee of Cypress will terminate upon defeasance or discharge of the Notes, as provided in Article 8 of the Indenture.

Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of Cypress from its obligations under its Note Guarantee.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.02. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEE WITHOUT GIVING EFFECT TO APPLICATION PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each of the parties hereto agrees that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Supplemented Indenture, the Notes or the Note Guarantee may be brought in the courts of the State of New York and hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself and in respect of its properties, assets and revenues. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY AND THEREBY.

Section 4.03. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

SPANSION INC. as Issuer

By:	/s/ Thad Trent
	Name:	Thad Trent
	Title:	Secretary

SPANSION LLC as Guarantor

By:	/s/ Randy W. Furr
	Name:	Randy W. Furr
	Title:	Corporate Executive Vice President and Chief Financial Officer

SPANSION TECHNOLOGY LLC as Guarantor

By:	/s/ Thad Trent
	Name:	Thad Trent
	Title:	Secretary of Spansion Inc.

CYPRESS SEMICONDUCTOR CORPORATION as Guarantor

By:	/s/ Thad Trent
	Name:	Thad Trent
	Title:	Chief Financial Officer and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:	/s/ Michael Tu
	Name:	Michael Tu
	Title:	Assistant Vice President

[Signature Page to First Supplemental Indenture]